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Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
GSI TECHNOLOGY, INC.

        (Originally incorporated under the name Delaware GSI Technology, Inc.)

        (Pursuant to Section 245 of the General Corporation Law of the State of Delaware)

        GSI Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware on September 14, 2000 (the "Corporation") certifies as follows:

        1.     The Corporation's Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

        2.     The Corporation's Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate.

        3.     The Corporation's Certificate of Incorporation is restated to read in full as follows:

          FIRST:    The name of the Corporation is GSI Technology, Inc. (hereinafter sometimes referred to as the "Corporation").

          SECOND:    The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

          THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

          FOURTH:    The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of all series of Preferred Stock that the Corporation shall have authority to issue is 20,120,168 and the total number of shares of Common Stock that the Corporation shall have authority to issue is 150,000,000. All the authorized shares shall have a par value of $0.001.

        The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

        Relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock and the Common Stock are as follows:

        No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

        (A)  This Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock this Corporation is authorized to issue is 150,000,000, par value $0.001 per share, no par value, and the total number of shares of Preferred Stock this corporation is authorized to issue is 20,120,168, $0.001 per share. The first series of Preferred Stock shall be comprised of 4,350,000 shares and shall be designated "Series A Preferred Stock." The second series of Preferred Stock shall be comprised of 7,260,000 shares and shall be designated "Series B Preferred Stock." The third series of Preferred Stock shall be comprised of 253,500 shares and shall be designated "Series C Preferred Stock." The fourth series of Preferred Stock shall be comprised of 3,136,668 shares and shall be designated "Series D Preferred Stock." The fifth series of Preferred Stock shall be comprised of 120,000 shares and shall be designated "Series E Preferred Stock." The remaining Preferred Stock may be issued from time to time in one or more additional series. The Board of Directors of this Corporation is hereby authorized within the limitations and restrictions stated in these Certificate of Incorporation, to (i) determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock other than the Series A, Series B, Series C, Series D, and Series E Preferred Stock, the number of shares constituting any such series and the designation thereof, or any of them; and (ii) increase or decrease the number of shares of that series, but not below the number of shares of any series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution original fixing the number of shares of such series.

        (B)  The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

        The relative rights, preferences, privileges, and restrictions granted to or imposed upon the respective series of Preferred Stock or the holders thereof are as set forth below.

Section 1:    Definition

        For purposes of this Article III, the following definitions shall apply:

        1.1    "Board" shall mean the Board of Directors of the Company.

        1.2    "Corporation" shall mean this corporation.

        1.3    "Common Stock" shall mean the Common Stock, par value $0.001 per share, of the Corporation.

        1.4    "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

        1.5    "Dividend Rate" shall mean $0.02 per share per annum for the Series A Preferred stock; $0.0375 per share per annum for the Series B Preferred Stock; $0.10 per share per annum for the Series C Preferred Stock; $0.15 per share per annum for the Series D Preferred Stock; and $0.38 per share per annum for the Series E Preferred Stock.

        1.6    "Original Issue Price" shall mean $0.20 per share for the Series A Preferred Stock; $0.375 per share for the Series B Preferred Stock; $1.00 per share for the Series C Preferred Stock; $1.50 per share for the Series D Preferred Stock; and $3.80 per share for the Series E Preferred Stock.

        1.7    "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and any other series of Preferred Stock.

        1.8    "Series A Preferred Stock" shall mean the Series A Preferred Stock, par value $0.001 per share, of the Corporation.

        1.9    "Series B Preferred Stock" shall mean the Series B Preferred Stock, par value $0.001 per share, of the Corporation.

        1.10    "Series C Preferred Stock" shall mean the Series C Preferred Stock, par value $0.001 per share, of the Corporation.

        1.11    "Series D Preferred Stock" shall mean the Series D Preferred Stock, par value $0.001 per share, of the Corporation.

        1.12    "Series E Preferred Stock" shall mean the Series E Preferred Stock, par value $0.001 per share, of the Corporation.

Section 2:    Dividend Preferences.

        2.1    Noncumulative Dividends.    In each calendar year, the holders of the then outstanding Preferred Stock shall be entitled to receive, when as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for such series of Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividend (other than a Common Stock Dividend) shall be paid, with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for each series of Preferred Stock shall have first been paid or declared and set apart for payment to the holders of such series of Preferred Stock during that calendar year. Payment of any dividends to the holders of Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis among all holders of all series of Preferred Stock according to their respective dividend preferences as set forth herein. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock in the amount of the annual Dividend Rate for such series of Preferred Stock or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar or fiscal year were sufficient to pay such dividends in whole or in part.

        2.2    No Participation Rights.    If, after dividends in the full preferential amount specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared solely on the Common Stock.

        2.3    Non-Cash Dividends.    Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

Section 3:    Voting Rights.

        3.1    Common Stock.    Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

        3.2    Preferred Stock.    In every vote for the election of directors, each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote in the election or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

Section 4:    Liquidation Preference.

        In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders (the "Available Funds and Assets") shall be distributed to stockholders in the following manner.

        4.1    Preferred Stock.    The holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any share of Common Stock, an amount per share equal to the Original Issue Price of such series of Preferred Stock plus all declared but unpaid dividends on such share of such series of Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of such series of Preferred Stock of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

        4.2    Common Stock.    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences with respect to the Preferred Stock as provided in Sections 4.1, the holders of the Common Stock shall be entitled to receive, prior and in preference to any further distribution of any of the Available Funds and Assets of the Corporation to the holders of the Preferred Stock, the amount of $0.02 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) for each share of Common Stock then held by them and no more. Subject to the payment in full of the liquidation preferences with respect to the Preferred Stock as provided in Section 4.1, if upon the occurrence of such event, the remaining Available Funds and Assets thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining Available Funds and Assets available for distribution shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

        4.3    Participation.    If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock and Common Stock of their full preferential amounts described above in Sections 4.1 and 4.2, then all such remaining Available Funds and Assets shall be distributed among the holders of the Common Stock and the Preferred Stock in proportion to the shares of Common Stock held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Preferred Stock then held by them.

        4.4    Merger or Sale of Assets.    For purposes of this Section 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, a merger or consolidation of the Corporation in which its stockholders do not retain a majority of the voting power in the surviving corporation, or a sale of substantially all assets.

        4.5    Non-Cash Consideration.    In any of the events set forth in Section 4.4, if the consideration received by the this Corporation is other than cash or indebtedness, its value, for purposes of payment of liquidation preferences, will be deemed to be its fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

          (a)   The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

              (i)  if the securities are then traded on a national securities exchange or the Nasdaq National Market System (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three (3) days prior to the distribution; and

             (ii)  if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30 day period ending three (3) days prior to the closing of such merger, consolidation or sale; and

            (iii)  if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

          (b)   The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii), or (iii) of this subSection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

Section 5:    Conversions.

        The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

        5.1    Optional Conversion.

          (a)   At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

          (b)   Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

        5.2    Automatic Conversion.    Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933 (the "Act"), covering the offer and sale of Common Stock for the account of the Corporation, other than a registration relating solely to a transaction under Rule 145 under the Act (or any successor thereto) or to an employee benefit plan of the Corporation, in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds $10,000,000.

        5.3    Conversion Price.    Each share of Preferred Stock shall be convertible in accordance with Section 5.1 or Section 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Preferred Stock shall be the Original Issue Price for such series of Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below.

        5.4    Mechanics of Conversion.    No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional shares to which the holders would otherwise be entitled, the Corporation shall pay to such holder cash equal to such fraction multiplied by the then effective Conversion Price for such series of Preferred Stock, whichever applies.

          (a)   Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, a check payable to such holder in the amount of any cash amounts payable as a result of the conversion of any shares of Preferred Stock into fractional shares of Common Stock. In addition, if less than all of the shares of the Preferred Stock represented by such certificate are converted into Common Stock pursuant to Section 5.1, the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Preferred Stock not so converted. Except as provided in Section 5.2 such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (b)   If the conversion is automatically triggered by a firm commitment underwritten public offering pursuant to Section 5.2 hereof, the conversion shall be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Notice of such conversion shall be given by the Corporation by mail, postage prepaid, to the holders of the Preferred Stock at their addresses shown in the Corporation's records, within a reasonable time after the closing date of the sale of such securities. On or after the closing date of the sale of such securities as specified in such notice, each holder of Preferred Stock shall surrender the certificate or certificates representing such holder's shares of Preferred Stock for the number of shares of Common Stock to which such holder is entitled, at the office of the Corporation or any transfer agent for the Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any cash amounts payable as a result of the conversion of any shares of Preferred Stock into fractional shares of Common Stock, and the amount of any declared and unpaid dividends on the converted Preferred Stock. Notwithstanding that any certificate representing the Preferred Stock to be converted shall not have been surrendered, each holder of such Preferred Stock shall thereafter be treated for all purposes as the record holder of the number of shares of Common Stock issuable to such holder upon such conversion.

        5.5    Adjustments to Conversion Price for Certain Diluting Issues.

          (i)    Special Definitions.    For purposes of this Section 5.5, the following definitions apply:

            (1)   "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Common Stock, Preferred Stock, or Convertible Securities (defined below).

            (2)   "Convertible Securities" shall mean any evidence of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

            (3)   "Original Issue Date" shall mean the date on which a share of Series E Preferred Stock was issued.

            (4)   "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation after the date on which a share of Series E Preferred Stock was first issued, other than shares of Common Stock issued or issuable:

              (a)   upon conversion of shares of any series of Preferred Stock;

              (b)   to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors, subject to adjustment for all subdivision and combinations.

              (c)   as a dividend or distribution on any series of Preferred Stock,

              (d)   upon exercise or conversion of outstanding options or warrants, respectively;

              (e)   for which adjustment of the Conversion Price is made pursuant to Sections 5.6 and 5.7, or

              (f)    to financial institutions or other person in connection with acquisition of equipment lease or debt financing for the Corporation.

          (i)    No Adjustment of Conversion Price.    Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

          (ii)    Deemed Issue of Additional Shares of Common Stock.    In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for any series of Preferred Stock, the conversion or exchange of such Convertible Securities or such series of Preferred Stock, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

            (1)   no further adjustments in the Conversation Price for any series of Preferred Stock shall be made upon the subsequent issue of such Convertible Securities, or a series of Preferred Stock or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or such series of Preferred Stock,

            (2)   if such Options or Convertible Securities by the their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be computed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price for such series of Preferred Stock shall affect Common Stock previously issued upon conversion of such series of Preferred Stock);

            (3)   upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

              (A)  in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange and

              (B)  in the case of Options for Convertible Securities or a series of Preferred Stock, only the Convertible Securities or such series of Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or nor exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5.5) upon the issue of the Convertible Securities or such series of Preferred Stock with respect to which such Options were actually exercised;

            (4)   no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lower of (a) Conversion Price for such series of Preferred Stock on the original adjustment date, or (b) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

            (5)   in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

          (iii)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.    In the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.5(iii)) without consideration or for a consideration per share less than the

  Conversion Price with respect to any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price for such series of Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of such series of Preferred Stock and all convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

          (iv)    Determination of Consideration.    For purposes of this Section 5.5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

            (1)    Cash and Property.    Such consideration shall:

              (A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

              (B)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

              (C)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

            (2)    Options and Convertible Securities.    The considerations per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.5(iii), relating to Options and Convertible Securities shall be determined by dividing:

              (A)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or any series Preferred Stock, the exercise of such Options for Convertible Securities or such series Preferred Stock and the conversion or exchange of such Convertible Securities or such series Preferred Stock by

              (B)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

        5.6    Adjustments for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.

          (i)    Stock Dividends, Distributions or Subdivisions.    In the event the Corporation shall issue additional shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision on shares of Common at any time or from time to time after the Original Issue Date, the Conversion Price for each series of Preferred Stock in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased based on the ratio of (1) the number of shares of Common Stock outstanding immediately after stock dividend, stock distribution or subdivision to (2) the number of shares of Common Stock outstanding immediately prior to such stock dividend, stock distribution or subdivision.

          (ii)    Combinations or Consolidation.    In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased based on the ratio of (1) the number of shares of Common Stock outstanding immediately after such combination or consolidation to (2) the number of shares of Common Stock outstanding immediately prior to such combination or consolidation.

        5.7    Adjustment for Reorganizations, Merger, Consolidation or Sale of Assets.    If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into other Corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that if the Corporation is not the surviving Corporation, each series Preferred Stock shall be converted into preferred stock of the surviving Corporation having equivalent preferences, rights and privileges except that in lieu of being able to convert into shares of Common Stock of the Corporation or the successor Corporation, the holders of each series of Preferred Stock (including any such preferred stock issued upon conversion of the preferred stock) shall thereafter be entitled to receive upon conversion of such series Preferred Stock (as the case may be) (including any such preferred stock issued upon conversion of such series Preferred Stock) the number of shares of stock or other securities or property of the Corporation or the successor Corporation resulting from such merger or consolidation or sale to which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately prior to the capital reorganization, merger, consolidation or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of such series of Preferred Stock (including any such preferred stock issued upon conversion of such series of Preferred Stock (as the case may be) after the reorganization, merger, consolidation or sale that the provisions of this Section 4 (including without limitation, provisions for adjustment of the Conversion Price for such series of Preferred Stock and the number of shares purchasable upon conversion of such series of Preferred Stock or such preferred stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of such series of Preferred Stock or such preferred stock.

        5.8    No Impairment.    The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of each series of Preferred Stock against impairment.

        5.9    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of a series Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) all such adjustments and readjustments since the original date of issue of any shares of the Preferred Stock, (ii) the Conversion Price for such series of Preferred Stock at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

          FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

    A.
    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

    B.
    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

    C.
    On and after the closing date of the first sale of the Corporation's Common Stock pursuant to a firmly underwritten registered public offering (the "IPO"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Prior to the IPO, unless otherwise provided by law, any action which may otherwise be taken at any meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent describing such actions is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

    D.
    Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting.

          SIXTH:

    A.
    The number of directors shall initially be set at five (5) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Upon the closing of the IPO, the directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the IPO; the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held following the IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a vacancy resulting from the removal of a director by the stockholders as provided in Article SIXTH, Section C below may be filled at a special meeting of the stockholders held for that purpose. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

    B.
    Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

    C.
    Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in Article SIXTH, Section A above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

          SEVENTH:    The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          EIGHTH:    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for an act related to an unlawful stock repurchase, redemption or payment of dividend, or (iv) for any transaction from which the director derived an improper personal benefit.

          If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          NINTH:    The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

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  Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION OF GSI TECHNOLOGY, INC.